FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-01

From: CLARK ANDRESEN (CANTOR, FITZGERALD L)

At: Jan 22 2016 12:14:22

CFCRE 2016-C3 - NEW ISSUE CMBS

$604.174MM NEW ISSUE CMBS **PUBLIC OFFERING**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & SOCIETE GENERALE

CO-MANAGERS: CASTLE OAK, CITIGROUP & GOLDMAN SACHS RATING AGENCIES: FITCH, KBRA & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	C/E	WAL	LAUNCH	TARGET $PX
A-1	AAA/AAA/Aaa	29.088	30.000%	2.84	+70	100
ASB	AAA/AAA/Aaa	40.514	30.000%	7.32	+155	103
A-2	AAA/AAA/Aaa	200.000	30.000%	9.73	+160	101
A-3	AAA/AAA/Aaa	222.884	30.000%	9.86	+162	103
A-M	AAA/AAA/Aa2	36.057	24.875%	9.87	+190	103
B	AA-/AA-/A1	37.815	19.500%	9.89	+245	103
C	A-/A-/NR	37.816	14.125%	9.95	+385	WAC

**PRIVATE CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	C/E	WAL	LTV	DY
D	BBB-/BBB-/NR	41.334	8.250%	9.95	56.3%	10.8%

EXPECTED TIMING:

PRICE: 2:00PM EST

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com. The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.